Exhibit 10.2
Notice of Grant of Stock Options
and Option Agreement

Non-Qualified Stock Options

«Fname» «Lname»	Option No.:«	NQ_No»
«Addr1»	Plan:	2007
«Addr2»	ID:	«EMPID»
«Addr3»	Location:	«Location»
«City», «State» «Zip»
«Country»

Effective (“Date of Grant”), pursuant to the 2007 Long-Term Incentive Plan (the “Plan”) you have been granted a Non-Qualified Stock Option to buy «NQ_Shares» shares of Textron Inc. (the “Company”) stock at <price> per share.  The total option price of the shares granted is «NQ_Value».  This grant is subject to the Non-Qualified Stock Option Terms and Conditions (5/2007 version) and the Plan which are available on the Textron Enterprise Intranet and the Stock Option Non-Competition Agreement (5/2007 version) attached hereto.

This Option will become exercisable with respect to the Shares, and will expire on the dates, shown below, subject to earlier expiration or termination as provided in the Terms and Conditions:

Shares	Date Exercisable	Expiration Date
«NQ_Shares_V1»
«NQ_Shares_V2»
«NQ_Shares_V3»
«NQ_Shares»

By your signature and the Company’s signature below, you and the Company agree that these options are governed by Textron’s Non-Qualified Stock Option Terms and Conditions (5/2007 version) and the Plan which are available on the Textron Enterprise Intranet.  In addition, you agree that this grant is subject to the Stock Option Non-Competition Agreement (5/2007 version), which is attached hereto, the terms of which are fully incorporated herein.

TEXTRON INC.

By:	/s/Frederick K. Butler	<date>
Date

Agreed by:
	«Fname» «Lname»	Date

Please retain a copy of this signed agreement and return the original to your Human Resources Department within 60 days of receipt of this grant.

TEXTRON INC.
TEXTRON 2007 LONG-TERM INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION TERMS AND CONDITIONS

(5/2007)

1.   Grant of Options.  Pursuant to instructions of the Organization and Compensation Committee (the "Committee") of the Board and pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has granted to Optionee the right and option (the "Option") to purchase all or any part of the number of shares of Common Stock (the "Option Shares") set forth on the applicable Notice of Grant signed by Textron and Optionee (the “Notice of Grant”) on the terms and conditions herein set forth.

2.    Purchase Price. The purchase price of the Option Shares shall be the price set forth on the Notice of Grant, which is the fair market value of a share of Common Stock on the Date of Grant.

3.   Term of Option and Period of Exercise.  The Option shall expire on the date set forth on the Notice of Grant (ten years from the Date of Grant), subject to earlier expiration or termination as hereinafter provided.  Except as provided in Section 6(c) or (d) or Section 9 hereof, the Option may not be exercised for one year from the Date of Grant; after one year from the Date of Grant, the Option may be exercised for up to one-third of the Option Shares; after two years from the Date of Grant, the Option may be exercised for up to two-thirds of the Option Shares; and after three years from the Date of Grant, the Option may be exercised as to all remaining Option Shares.  The Option shall not be exercisable for less than 50 Option Shares (or the remaining number of Option Shares if that number is less than 50) or after it shall have expired or terminated.

4.   Exercise of Option.

(a)  Subject to these terms and conditions and the Stock Option Non-Competition Agreement entered into in consideration of  this Option, the Option may be exercised by written notice to Textron, at its principal office, at 40 Westminster Street, Providence, Rhode Island 02903, Attention:  Stock Plan Lead, Executive Rewards.  Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, and shall be signed by the person or person so exercising the Option.  Such notice shall be accompanied by payment of the full purchase price of said Option Shares, upon the receipt of which Textron shall issue and deliver as soon as practicable a certificate or certificates representing said Option Shares. The certificate or certificates for said Option Shares shall be registered in the name of the person or persons so exercising the Option  (or, if the Option shall be exercised by Optionee and if Optionee shall so request in  the notice exercising the Option, shall be registered in the name of Optionee and another person jointly, with right of survivorship) and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option.  During the life of the optionee, an option shall be exercisable only by the optionee or by the optionee’s guardian or legal representative.  In the event the Option is being exercised pursuant to Section 6(d) by any person or persons other than Optionee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.  All Option Shares issued as provided herein will be fully paid and nonassessable.  Textron shall pay all original issue taxes, if any, with respect to the issuance thereof.

(b)  The purchase price of the Option Shares shall be paid in full at the time of exercise at the election of Optionee (1) in cash, (2) by tendering to Textron shares of Common Stock then owned by Optionee having a fair market value equal to such purchase price on the date of exercise or (3) partly in cash and partly in shares of Common Stock valued at fair market value on the date of exercise.  To the extent that payment is made in shares of Common Stock, the number of shares shall be determined by dividing the amount of such payment by the fair market value of a share of Common Stock on the date of payment.  Except as provided in Section 6, the Option may not be exercised unless Optionee was an optionee of either Textron or a Subsidiary at all times from the Date of Grant through the date of exercise. Optionee shall have no rights as a shareholder of Textron unless and until a certificate for shares of Common Stock shall have been issued to Optionee.

5.   Non-Assignability of Option.  The Option shall not be assignable or transferable by Optionee except by will or the laws of descent and distribution.

6.   Termination of Employment.

(a)  If Optionee's employment with Textron or a Subsidiary shall terminate for cause, all Option(s) held by the Optionee shall expire immediately.

(b)  If Optionee's employment with Textron or a Subsidiary shall terminate after Optionee has become eligible for normal or early retirement, and if Section 6(a) does not apply, Optionee shall have the right to exercise the Option within 36 months after termination to the extent the Option is exercisable at the time of exercise.  Early Retirement with Textron is defined as attainment of age 60, the completion of 20 years of vesting service, or the attainment of age 55 with the completion of 10 years of vesting service.  Normal Retirement with Textron is age 65.

(c)  If Optionee's employment with Textron or a Subsidiary shall terminate as a result of Optionee's total disability, Optionee shall have the right to exercise the Option as to all unexercised Option Shares (whether or not the Option was fully exercisable at the time of termination of employment) until the expiration of its term.  For purposes of the foregoing sentence, "total disability" shall mean the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, bodily or mental infirmity which can be expected to result in death or is expected to be permanent.  An individual shall not be considered disabled unless Optionee furnishes proof of the existence thereof.  Textron may required the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

(d)  If Optionee shall die while employed by Textron or a Subsidiary or while the Option is still exercisable under Section 6(b), (c) or (e), the Option may be exercised as to all unexercised Option Shares (whether or not the Option was fully exercisable at the time of death) within a period of one year from the date of Optionee's death by the executor or administrator of Optionee's estate or by the person or persons to whom Optionee shall have transferred such right by will or by the laws of descent and distribution.

(e)  If Optionee's employment with Textron and its related companies shall terminate for any reason not specified in Sections 6(a), (b), (c) or (d), Optionee shall have the right to exercise each Option granted to the Optionee within three months after Optionee's termination (or within such later time, up to 36 months after his or her termination of employment, as the Committee may determine) but, unless otherwise determined by the Committee, only to the extent the Option is exercisable at the time of such termination of employment.  In no event, however, shall an option be exercisable under this Section 6(e) for six months from the Date of Grant.

(f)  Notwithstanding anything to the contrary in this Section 6, in no event shall the Option be exercisable after the expiration of its term.

7.   No Right to Employment.  Nothing in this document shall confer upon Optionee the right to continue in the employment of Textron or a Subsidiary or affect any right which Textron or a Subsidiary may have to terminate the employment of Optionee.

8.   Corporate Changes.  The number of Option Shares and the purchase price thereof shall both be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, or any other corporate event affecting the Common Stock, as provided in the Plan, in order to preserve the benefits or potential benefits intended to be made available to the Optionee.

9.   Change in Control.  In the event of a change in control of Textron as defined in Section 2(a) of the Plan, and except as otherwise determined by the Committee prior to the change in control, each unexpired Option shall be exercisable, beginning immediately, as to all remaining Option Shares subject to the Option.

10.  Definition of Certain Terms.  Terms used but not defined herein shall have the meanings set forth in the Plan.

11.  Option Subject to Plan.  The Option is in all respects subject to the terms and conditions of the Plan as in effect from time to time; provided, however, that termination or amendment of the Plan (except amendments as required by technical corrections of the Code) shall not, without the consent of Optionee, adversely affect Optionee's rights under the Option.

12.  Non-Qualified Option.  The Option is a "Non-Qualified Option" as defined in the Plan and not an "incentive stock option" under Section 422A of the Internal Revenue Code of 1986, as it may be amended.

13.  Administration.  Pursuant to Section 3(d) of the Plan, the Board at any time may designate one or more officers or committees of Textron to act in place of the Committee in making certain determinations under the Plan.

14.  Withholding Taxes.  Whenever Textron proposes or is required to issue or transfer Option Shares, Textron shall have the right to withhold or to require the optionee to remit to Textron an amount sufficient to satisfy any Federal, state and local withholding tax requirements.  Whenever under the Plan payments by Textron are to be made in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state and local withholding tax requirements.

          15.   Cause.  “Cause” shall mean:  (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case in intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron: (ii) any willful misconduct by the executive with regard to Textron, its business, assets, or employees that has, or was intended to have a material adverse impact (economic or otherwise) on Textron:  (iii) any material, willful and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron: (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change in Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

TEXTRON INC.

 STOCK OPTION NON-COMPETITION AGREEMENT

(5/2007)

You have been granted a stock option (“Option”) pursuant to the Textron 2007 Long-Term Incentive Plan (“the Plan”).  Textron grants stock options to attract, retain and reward employees, to increase stock ownership and identification with Textron’s interests, and to provide incentive for remaining with and enhancing the value of Textron over the long-term.  In consideration for granting this Option to you, please acknowledge that you have read and agree to this Stock Option Non-Competition Agreement by signing the attached Notice of Grant of Stock Options and Option Agreement.
Agreement regarding Your Stock Option Grant

1.	Forfeiture of unexercised options and required repayment if you engage in certain competitive activities
If at any time during the term of this Option while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)	engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)
solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)	divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)	promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then  (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date.  For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option strike price. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

2.        Company’s business – defined
For the purpose of this Agreement:

(a)	the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)
the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.        Restricted Territory -- defined
For the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:

(a)
the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)
all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.	Forfeiture of unexercised options and required repayment if you engage in certain solicitation activities
If either during or any time after your employment with the Company, you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then  (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any Option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date.  For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option exercise price.

5.	Forfeiture of unexercised options and required repayment if you disclose confidential information
You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers.  If, either during or any time after your employment with the Company, you directly or indirectly misappropriate any such trade secrets, then  (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any Option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date.  For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option exercise price.

6.	Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.	Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.